Exhibit 21.1

Bowie Resource Partners LP

List of Subsidiaries

Name	Jurisdiction of Organization

BRP Holdings LLC	Delaware

Hunter Prep Plant, LLC	Delaware

Canyon Fuel Company, LLC	Delaware

Fossil Rock Resources, LLC	Delaware